Gives staff opportunity to talk exports with producers

Yakiniku Event Draws

More Than 400 Visitors

at NCBA Convention

USPB staff served Yakiniku, a Korean style barbecue cut from the boneless short rib, at the opening session of the 2012 National Cattlemen’s Beef Association trade show in Nashville, TN. The event is designed to give us an opportunity to visit with producers and industry leaders about USPB’s age and source verified premium, the fact that it is business as usual at our company after the sale of a percentage of National Beef and how much exports affect U.S. cattle markets.

Exports of beef and beef variety meats are projected to set both a value and volume record in 2011. When December totals are official, the U.S. Meat Export Federation (USMEF) says U.S. beef and beef variety meat exports will surpass the $5 billion mark for the first time ever, setting a value record of approximately $5.4 billion. This would be 31 percent above the previous record set in 2010. On a volume basis, USMEF expects U.S. beef and beef variety meat exports to exceed the 2003 volume record for the first time since BSE was found in the U.S. that year at approximately 1.28 million metric tons or 2.8 billion pounds compared to 1.27 million metric tons in 2003. This would be a 20 percent increase over 2010 volume.

The value of exports in 2011 equated to $204.27 (through November) per fed steer and heifer processed in the U.S. That is approximately $50 more than the record $153.09 per head in 2010. The per-head value was especially high in July when it reached approximately

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Did You Know...

✓As a reminder, Age and Source Verified (ASV) cattle projections are required from feedyards who want to receive USPB’s ASV premiums. ASV premiums are based on market conditions and will be adjusted accordingly as conditions warrant. Please call our office at 866-877-2525 when you place ASV cattle on feed to ensure that your cattle have a reservation in our program. USPB’s ASV premium is $35 through March 2012. It will be adjusted to a $25 per head floor for April 2012 and a $20 per head floor for May and June.

✓If you have delivery rights you do not plan on using in delivery year 2012 which ends August 25 and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525. w

Will reduce confusion over book and taxable income

USPB’s Fiscal Year

Moved to Calendar Year

By Scott Miller, Executive Vice President, CFO

Effective with closing the transaction with Leucadia National Corporation (LUK), USPB’s Board of Directors approved changing the company’s fiscal year to be the calendar year. This change was primarily to keep USPB’s fiscal year in sync with National Beef’s, which changed as a result of the LUK transaction, but the added benefit is that USPB’s book income and taxable income will now be calculated over the same time period. Although the company’s fiscal year has changed, the company’s delivery year, which runs from September to August, remains the same.

Historically, one of the big differences between book and taxable income was the period of time over which each were calculated. Prior to the LUK transaction, book income was reported on a fiscal year basis which covered a period of time running from the

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USPB Member-Owned

Restaurant Wins National

Beef Backer Award

The Little Apple Brewing Company, a Manhattan, KS, steakhouse owned by USPB members Galen and Lori Fink and Russ and Kelly Loub, was presented the National Foodservice Beef Backer award for independent restaurants at the National Cattlemen’s Beef Association convention.

The family-owned steakhouse was recognized for serving steaks, burgers, salads and soups featuring new and traditional cuts of beef. The restaurant leverages partnerships with the Kansas Beef Council and Certified Angus Beef for promotional support and staff training. The Little Apple Brewing Company has won the Kansas Beef Backer award on several occasions.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Yakiniku Event Draws More Than...	continued from page 1
$237 per head of fed cattle marketings. U.S. exports accounted for approximately 14.0% of the beef and beef variety meat produced in this country during 2011 compared

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 1/1/12 to 1/28/12
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.06	64.71
Prime	2.80	6.05
CH & PR	76.72	86.59
CAB	21.99	33.51
BCP	17.30	19.82
Ungraded	0.89	0.51
Hard Bone	1.03	0.52
YG1	9.87	6.15
YG2	37.73	31.72
YG3	41.08	47.24
YG4	10.58	13.80
YG5	0.74	1.09
Light Weight	0.37	0.18
Heavy Weight	2.95	3.73
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$46.30	$75.36
Yield Benefit	$16.02	$32.59
Yield Grade	-$5.71	-$9.12
Out Weight	-$4.36	-$5.27
ASV	$4.78	$12.25
Natural	$1.61	$6.22
Total Premium	$58.64	$112.03
to 11.7% of total U.S. production in 2010.

Last year was a record year for U.S. beef exports to Canada, Middle East countries, Russia (excluding variety meats), Hong Kong, Southeast Asian countries, and Central/South America, according to USMEF. Korea and Japan also increased U.S. beef imports last year.w

USPB’s Fiscal Year Moved to Calendar...	continued from page 1

beginning of September through the end of August. Taxable income, on the other hand, is reported on a calendar year basis. The different time periods created confusion when USPB communicated with its unitholders and other interested parties.

Even with the change to move our fiscal year to the calendar year, there will still likely be differences between USPB’s book and taxable income. Taxable income takes into account certain adjustments that are either permitted or required by the Internal Revenue Service (IRS). The ability to accelerate depreciation is an example of an adjustment that is permitted by the IRS.

Although computed over the same time periods, book income will continue to be audited by USPB’s auditors and filed with the Securities and Exchange Commission, as we are required to do by law. Taxable income will still be calculated by our tax preparers and will be reported to USPB’s unitholders on the K-1’s that are distributed in mid-February. Taxable income will also continue to serve as the basis for making the cash distributions that the company has made on a quarterly basis to assist unitholders who are making quarterly estimated tax payments.

The topics of book income and taxable income will continue to be complicated, but syncing up the period of time over which the two are calculated will lessen the confusion. If you are ever in doubt as to which type of income is being discussed, look at the correspondence you received from USPB. If it refers to fiscal year, it relates to book income. If it refers to tax year or calendar year, it relates to taxable income.w